Exhibit 99.9
December 3, 2008
Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027
Consent to Reference in Proxy Statement/Prospectus
     In connection with the Registration Statement on Form S-4 filed by Replidyne, Inc. (the “Company”), filed on December 3, 2008, I hereby consent to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.
Sincerely,
/s/ John H. Friedman
Name: John H. Friedman